VALIC COMPANY II

Second Amended and Restated Certificate of Designation of International Opportunities Fund
(formerly known as International Small Cap Equity Fund)
WHEREAS, VALIC Company II (the "Trust"), a Delaware statutory trust, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Trust's Amended and Restated Agreement and Declaration of Trust, dated as of October 26, 2010 (the "Declaration"), and by the affirmative vote of a Majority of the Trustees, established and designated as a Series of the Trust the International Small Cap Equity Fund pursuant to an Amended and Restated Certificate of Designation, dated
October 26, 2010 (the "Certificate of Designation");

WHEREAS, effective May 1, 2012, the International Small Cap Equity Fund will be known as the International Opportunities Fund (the "Fund"); and WHEREAS, the undersigned as an officer of the Trust pursuant to the vote of a Majority of the Trustees desires to amend and restate the Amended and Restated Certificate of Designation on the terms and conditions hereinafter set forth.

NOW THEREFORE, the Fund shall have the following rights, preferences and characteristics:
1.  	Name.  The name of the Fund is International Opportunities Fund, effective May 1, 2012.
2.	Shares.  The beneficial interest in the Fund shall be divided into
Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund.
3. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Second Amended and Restated Certificate of Designation, in which case this Second Amended and Restated Certificate of Designation shall be govern.
4. Amendments etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Amended and Restated Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an Officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.
5. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.


This Second Amended and Restated Certificate of Designation has been duly executed by the undersigned officer of the Trust on this 1st day of February, 2012 pursuant to the approval of a Majority of the Trustees.



              /S/ NORI L. GABERT
Name:	Nori L. Gabert
Title:	Chief Legal Officer,
Vice President and Secretary